STADION INVESTMENT TRUST
THIRD AMENDMENT TO THE
CUSTODY AGREEMENT

THIS THIRD AMENDMENT, dated as of the 18th day of June, 2010, to the Custody Agreement dated as of June 1, 2007, as amended September 26, 2007 and October 23, 2009 (the "Custody Agreement"), is entered into by and between STADION INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the fees; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D IS hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STADION INVESTMENT TRUST		U.S. BANK, N.A.

By:	/s/ Judson Doherty	By:	/s/ Michael R. McVoy

Name:	Judson Doherty	Name:	Michael R. McVoy

Title:	President	Title:	Vice President

AMENDED EXHIBIT D
to the
Custody Agreement

Stadion Investment Trust

DOMESTIC CUSTODY SERVICES FEE SCHEDULE AT JUNE, 2010

Annual Fee Based Upon Market Value Per Fund*
.70 basis point on average daily market value

Portfolio Transaction Fees
$  4.00 per book entry DTC transaction (self-affirmed)
$  7.50 per book entry DTC transaction (USB-affirmed)
$  4.00 per principal paydown
$  5.50 per US Bank repurchase agreement transaction
$15.00 per option contract written, exercised or expired
$  8.00 per future contract
$10.00 per book entry Federal Reserve transaction
$30.00 per physical security transaction
$  6.50 per Fed Wire

Minimum annual fee per fund - $4,800

•  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•  No charge for the initial conversion free receipt.
•  Overdrafts – charged to the account at prime interest rate plus 2.

Plus Out-Of-Pocket Expenses – Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

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